UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ___________)*

                        SeaCube Container Leasing Ltd.
(Name of Issuer)

                  Common Stock, par value $0.01 per share
(Title of Class of Securities)

                                              G79978105
(CUSIP Number)

                                       December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐          Rule 13d-1(b)

☐         Rule 13d-1(c)

☒           Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. G79978105	Page 2 of 27 Pages
1	NAME OF REPORTING PERSON Seacastle Operating Company Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER -8,525,000-
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER -8,525,000-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -8,525,000-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.3% (based on 20,163,359 shares outstanding as of December 21, 2011)
12	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13G

CUSIP No. G79978105	Page 3 of 27 Pages
1	NAME OF REPORTING PERSON Seacastle Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of the Marshall Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER -8,525,000-
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER -8,525,000-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -8,525,000-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.3% (based on 20,163,359 shares outstanding as of December 21, 2011)
12	TYPE OF REPORTING PERSON (See Instructions) CO

* Solely in its capacity as the holder of all the issued and outstanding shares of Seacastle Operating Company Ltd.

SCHEDULE 13G

CUSIP No. G79978105	Page 4 of 27 Pages
1	NAME OF REPORTING PERSON Fortress Investment Fund IV (Fund A) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER -1,986,819-
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER -1,986,819-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,986,819-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9% (based on 20,163,359 shares outstanding as of December 21, 2011)
12	TYPE OF REPORTING PERSON (See Instructions) PN

*Solely in its capacity as the holder of [●]% of the issued and outstanding shares of Seacastle Inc.

SCHEDULE 13G

CUSIP No. G79978105	Page 5 of 27 Pages
1	NAME OF REPORTING PERSON Fortress Investment Fund IV (Fund D) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER -1,188,242-
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER -1,188,242-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,188,242-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9% (based on 20,163,359 shares outstanding as of December 21, 2011)
12	TYPE OF REPORTING PERSON (See Instructions) PN

* Solely in its capacity as the holder of [●]% of the issued and outstanding shares of Seacastle Inc.

SCHEDULE 13G

CUSIP No. G79978105	Page 6 of 27 Pages
1	NAME OF REPORTING PERSON FIG LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER -8,385,643-*
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER -8,385,643-*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -8,385,643-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 41.6% (based on 20,163,359 shares outstanding as of December 21, 2011)
12	TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the investment manager of each of:  (i) Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP and Fortress Investment Fund III (Coinvestment Fund D) L.P. (collectively, the “Fund III Funds”); and (ii) Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P. and Fortress Investment Fund IV (Coinvestment Fund G) L.P. (collectively, the “Fund IV Funds”). The Fund III Funds and the Fund IV Funds, along with certain of Seacastle Inc.’s management, are the 100% owners of Seacastle Operating Company Ltd.

SCHEDULE 13G

CUSIP No. G79978105	Page 7 of 27 Pages
1	NAME OF REPORTING PERSON Fortress Fund III GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER -2,579,255-*
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER -2,579,255-*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -2,579,255-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.8% (based on 20,163,359 shares outstanding as of December 21, 2011)
12	TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the general partner of each of the Fund III Funds.

SCHEDULE 13G

CUSIP No. G79978105	Page 8 of 27 Pages
1	NAME OF REPORTING PERSON Fortress Investment Fund GP (Holdings) LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER -2,579,255-*
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER -2,579,255-*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -2,579,255-*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.8% (based on 20,163,359 shares outstanding as of December 21, 2011)
12	TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the sole managing member of Fortress Fund III GP LLC.

SCHEDULE 13G

CUSIP No. G79978105	Page 9 of 27 Pages
1	NAME OF REPORTING PERSON Fortress Fund IV GP L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER -5,806,388-*
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER -5,806,388-*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -5,806,388-*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.8% (based on 20,163,359 shares outstanding as of December 21, 2011)
12	TYPE OF REPORTING PERSON (See Instructions) PN

* Solely in its capacity as the general partner of each of the Fund IV Funds.

SCHEDULE 13G

CUSIP No. G79978105	Page 10 of 27 Pages
1	NAME OF REPORTING PERSON Fortress Fund IV GP Holdings Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER -5,806,388-*
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER -5,806,388-*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -5,806,388-*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.8% (based on 20,163,359 shares outstanding as of December 21, 2011)
12	TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the general partner of Fortress Fund IV GP L.P.

SCHEDULE 13G

CUSIP No. G79978105	Page 11 of 27 Pages
1	NAME OF REPORTING PERSON Fortress Operating Entity I LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER -8,385,643-*
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER -8,385,643-*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -8,385,643-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 41.6% (based on 20,163,359 shares outstanding as of December 21, 2011)
12	TYPE OF REPORTING PERSON (See Instructions) PN

* Solely in its capacity as the holder of all the issued and outstanding interests of FIG LLC, as the sole managing member of Fortress Investment Fund III GP (Holdings) LLC and as the holder of all the issued and outstanding interests of Fortress Fund IV GP Holdings Ltd.

SCHEDULE 13G

CUSIP No. G79978105	Page 12 of 27 Pages
1	NAME OF REPORTING PERSON FIG Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER -8,385,643-*
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER -8,385,643-*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -8,385,643-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 41.6% (based on 20,163,359 shares outstanding as of December 21, 2011)
12	TYPE OF REPORTING PERSON (See Instructions) CO

* Solely in its capacity as the general partner of Fortress Operating Entity I LP.

SCHEDULE 13G

CUSIP No. G79978105	Page 13 of 27 Pages
1	NAME OF REPORTING PERSON Fortress Investment Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER -8,385,643-*
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER -8,385,643-*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -8,385,643-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 41.6% (based on 20,163,359 shares outstanding as of December 21, 2011)
12	TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the holder of all the issued and outstanding shares of FIG Corp.

Item 1.

(a)	Name of Issuer:

The name of the issuer is SeaCube Container Leasing Ltd. (the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 1 Maynard Drive, Park Ridge, New Jersey 07656.

Item 2.

(a)	Name of Person Filing:

(i)	Seacastle Operating Company Ltd., a Bermuda exempted company, directly owns shares of common stock of the Issuer described herein;

(ii)	Seacastle Inc., a Republic of the Marshall Islands corporation, is the holder of all the issued and outstanding interests of Seacastle Operating Company Ltd.;

(iii)	Fortress Investment Fund IV (Fund A) L.P., a Cayman Islands exempted limited partnership, is the holder of [●]% of issued and outstanding shares of Seacastle Inc.

(iv)	Fortress Investment Fund IV (Fund D) L.P., a Cayman Islands exempted limited partnership, is the holder of [●]% of issued and outstanding shares of Seacastle Inc.

(v)
FIG LLC, a Delaware limited liability company, is the investment manager of each of:  (i) Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP and Fortress Investment Fund III (Coinvestment Fund D) L.P. (collectively, the “Fund III Funds”); and (ii)  Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P. and Fortress Investment Fund IV

(Coinvestment Fund G) L.P. (collectively, the “Fund IV Funds”). The Fund III Funds and the Fund IV Funds, along with certain of Seacastle Inc.’s management, are the 100% owners of Seacastle Operating Company Ltd.

(vi)	Fortress Fund III GP LLC, a Delaware limited liability company, is the general partner of each of the Fund III Funds;

(vii)	Fortress Investment Fund GP (Holdings) LLC, a Delaware limited liability company, is the sole managing member of Fortress Fund III GP LLC;

(viii)	Fortress Fund IV GP L.P., a Cayman Islands exempted limited partnership, is the general partner of each of the Fund IV Funds;

(ix)	Fortress Fund IV GP Holdings Ltd., a Cayman Islands exempted company, is the general partner of Fortress Fund IV GP L.P.;

(x)
Fortress Operating Entity I LP, a Delaware limited partnership, is the holder of all the issued and outstanding interests of FIG LLC, the sole managing member of Fortress Investment Fund III GP (Holdings) LLC and the holder of all the issued and outstanding interests of Fortress Fund IV GP Holdings Ltd.;

(xi)	FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and

(xii)	Fortress Investment Group LLC, a Delaware limited liability company, is the holder of all the issued and outstanding shares of FIG Corp.

The foregoing persons, except for the Fund III Funds and the Fund IV Funds, are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)	Address of Principal Business Office, or if none, Residence:

The address of the business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Chief Compliance Officer.

(c)	Citizenship:

Seacastle Operating Company Ltd. is an exempted company organized under the laws of Bermuda.  Seacastle Inc. is a corporation organized under the laws of the Republic of the Marshall Islands.  Each of Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund D) L.P. and Fortress Fund IV GP L.P. is an exempted limited partnership organized under the laws of the Cayman Islands.  Each of FIG LLC, Fortress Fund III GP LLC, Fortress Investment Fund GP

(Holdings) LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware.  Fortress Fund IV GP Holdings Ltd. is an exempted company organized under the laws of the Cayman Islands.  Fortress Operating Entity I LP is a limited partnership organized under the laws of the State of Delaware.  FIG Corp. is a corporation organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”)

(e)	CUSIP Number:

G79978105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

The percentages used in this Item 4 are calculated based upon 20,163,359 shares outstanding as of December 21, 2011.

A.	Seacastle Operating Company Ltd.

	(a)	Amount beneficially owned: -8,525,000-
	(b)	Percent of class: 42.3%
	(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -8,525,000-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -8,525,000-

B.	Seacastle Inc.

	(a)	Amount beneficially owned: -8,525,000-
	(b)	Percent of class: 42.3%
	(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -8,525,000-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -8,525,000-

C.	Fortress Investment Fund IV (Fund A) L.P.

	(a)	Amount beneficially owned: -1,986,819-
	(b)	Percent of class: 9.9%
	(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -1,986,819-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -1,986,819-

D.	Fortress Investment Fund IV (Fund D) L.P.

	(a)	Amount beneficially owned: -1,188,242-
	(b)	Percent of class: 5.9%
	(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -1,188,242-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -1,188,242-

E.	FIG LLC

	(a)	Amount beneficially owned: -8,385,643-
	(b)	Percent of class: 41.6%
	(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -8,385,643-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -8,385,643-

F.	Fortress Fund III GP LLC

	(a)	Amount beneficially owned: -2,579,255-
	(b)	Percent of class: 12.8%
	(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -2,579,255-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -2,579,255-

G.	Fortress Investment Fund GP (Holdings) LLC

	(a)	Amount beneficially owned: -2,579,255-
	(b)	Percent of class: 12.8%
	(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -2,579,255-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -2,579,255-

H.	Fortress Fund IV GP L.P.

	(a)	Amount beneficially owned: -5,806,388-
	(b)	Percent of class: 28.8%
	(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -5,806,388-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -5,806,388-

I.	Fortress Fund IV GP Holdings Ltd.

	(a)	Amount beneficially owned: -5,806,388-
	(b)	Percent of class: 28.8%
	(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -5,806,388-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -5,806,388-

J.	Fortress Operating Entity I LP

	(a)	Amount beneficially owned: -8,385,643-
	(b)	Percent of class: 41.6%
	(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -8,385,643-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -8,385,643-

K.	FIG Corp.

	(a)	Amount beneficially owned: -8,385,643-
	(b)	Percent of class: 41.6%
	(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -8,385,643-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -8,385,643-

L.	Fortress Investment Group LLC

	(a)	Amount beneficially owned: -8,385,643-
	(b)	Percent of class: 41.6%
	(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -8,385,643-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -8,385,643-

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ____, 2012

SEACASTLE OPERATING COMPANY LTD.

By:
	Name:	[●]
	Title:	[Authorized Signatory]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ____, 2012

SEACASTLE INC.

By:
	Name:	[●]
	Title:	[Authorized Signatory]

[Signature Page – Schedule 13G]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ____, 2012

FORTRESS INVESTMENT FUND IV (FUND A) L.P.

By:	/s/ [David N. Brooks]
	Name:	[David N. Brooks]
	Title:	[Secretary]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ____, 2012

FORTRESS INVESTMENT FUND IV (FUND D) L.P.

By:	/s/ [David N. Brooks]
	Name:	[David N. Brooks]
	Title:	[Secretary]

[Signature Page – Schedule 13G]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ____, 2012

FIG LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Vice President, Secretary and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ____, 2012

FORTRESS FUND III GP LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

[Signature Page – Schedule 13G]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ____, 2012

FORTRESS INVESTMENT FUND GP (HOLDINGS) LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ____, 2012

FORTRESS FUND IV GP L.P.

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

[Signature Page – Schedule 13G]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ____, 2012

FORTRESS FUND IV GP HOLDINGS LTD.

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ____, 2012

FORTRESS OPERATING ENTITY I LP

By:	FIG CORP.
its general partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary and General Counsel

[Signature Page – Schedule 13G]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ____, 2012

FIG CORP.

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January ____, 2012

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary and General Counsel

[Signature Page – Schedule 13G]

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1
Joint Filing Agreement, dated as of January [●], 2012, by and among Seacastle Operating Company Ltd., Seacastle Inc., Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund D) L.P., FIG LLC, Fortress Fund III GP LLC, Fortress Investment Fund GP (Holdings) LLC, Fortress Fund IV GP L.P., Fortress Fund IV GP Holdings Ltd., Fortress Operating Entity I LP, FIG Corp. and Fortress Investment Group LLC